090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the Office of	Business Number E0270472009-4
Barbara K. Cegavske	Filing Number 20180536349-41
Secretary of State State Of Nevada	Filed On 12/12/2018
	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Cool Events, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV, Section 2 of the Articles of Incorporation of the Corporation is hereby amended by deleting the name of the initial director and inserting in lieu thereof the following names and addresses:

"Bill Spata, Brogg Sterett, Valerie Spata, 10300 W. Charleston Blvd. #13-378, Las Vegas, Nevada 89135."

Amend the list of officers by deleting the name of the initial officer and inserting the following names:

"Bill Spata, President and Chief Executive Officer;
Brogg Sterrett, Chief Operating Officer;
Valerie Spata, Chief Human Resources Officer."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 90

4. Effective date and time of filing: (optional) Date: 12/11/2018 Time: 7:34am

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.